UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 6, 2013

ACCESS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-9314	83-0221517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2600 Stemmons Freeway, Suite 176, Dallas, TX                                                                                                75207
       (Address of principal executive offices)                                                                                                (Zip Code)

(214) 905-5100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 6, 2013, Access Pharmaceuticals, Inc. (the “Company”) entered into a License Agreement with AMAG Pharmaceuticals, Inc. (“AMAG”). Pursuant to the License Agreement, the Company has granted to AMAG an exclusive, royalty-bearing license, with the right to grant sublicenses, to certain intellectual property rights, including know-how, patents and trademarks, to use, import, offer for sale, sell, manufacture and commercialize MuGardTM mucoadhesive rinse (“MuGard”) in the United States and its territories (the “U.S. Territory”) for the management of all diseases or conditions of the oropharyngeal cavity, including mucositis. In addition, the Company has assigned to AMAG all of its right, title and interest in MuGard-related internet and social media outlets and other sales, marketing and promotional materials currently owned or controlled by the Company as the Company will no longer commercialize, market, promote, sell or make public communications relating to MuGard in the U.S. Territory, except as may be agreed to by AMAG. Under the License Agreement, AMAG must use commercially reasonable efforts to commercialize MuGard in the U.S. Territory.

In consideration for the license, AMAG will pay the Company an upfront payment of $3.3 million. AMAG has also agreed to pay to the Company royalties on future sales of MuGard until the later of (a) expiration of the licensed patents or (b) the tenth anniversary of the first commercial sale of MuGard in the U.S. Territory (the “Royalty Term”). These tiered, double-digit royalty rates decrease after the expiration of the licensed patents and are subject to off-set against certain AMAG expenses. After the expiration of the Royalty Term, the license shall become a fully paid-up, royalty-free and perpetual license in the U.S. Territory.

The Company will continue to manufacture MuGard and AMAG and the Company have agreed to enter into Quality and Supply Agreements under which AMAG will purchase MuGard inventory from the Company. AMAG’s inventory purchases will be at the price actually paid by the Company to purchase it from a third-party plus a mark-up to cover administration, handling and overhead.

AMAG is obligated to periodically provide the Company with reports on sales figures for purposes of verifying applicable royalties. The Company is responsible for maintenance of the licensed patents in the U.S. Territory at its own expense, and AMAG retains the first right to enforce any licensed patent against third party infringement in the U.S. Territory. In addition, the License Agreement specifies arrangements relating to product complaints and recalls, regulatory events, quality inspections and transition services.  The License Agreement provides that during the term of the License Agreement, the parties will not, directly or indirectly, research, develop, market, sell or commercialize any medical devices that directly compete with MuGard for the treatment of any diseases or conditions of the oropharyngeal cavity in the U.S. Territory. Further, AMAG and the Company generally agree to indemnify each other and their respective affiliates for damages resulting from the respective party’s (a) willful misconduct or negligence, (b) manufacture, commercialization, use or other disposition of MuGard as provided in the License Agreement, or (c) breach of the License Agreement.

Under the terms of the License Agreement, neither party may assign the License Agreement without the prior written consent of the other party other than in connection with the acquisition of such party. The License Agreement terminates at the end of the Royalty Term, but is subject to early termination by AMAG for convenience and by either party upon an uncured breach by or bankruptcy of the other party.

The foregoing description of the License Agreement is qualified in its entirety by reference to the available text of the License Agreement, a redacted copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2013.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

The Company hereby furnishes the following exhibits:

99.1	Press Release dated June 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Access Pharmaceuticals, Inc.
(Registrant)

By:   /s/ Stephen B. Thompson
       ------------------------------
                                                                                      Stephen B. Thompson
Vice President and
Chief Financial Officer

Date:  June 10, 2013

EXHIBIT INDEX

Exhibit Number

99.1           Press Release dated June 10, 2013